Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Second Quarter Results

Whippany, New Jersey, May 7, 2026 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced earnings for its second quarter ended March 28, 2026.

Net income for the second quarter of fiscal 2026 was $137.5 million, or $2.07 per Common Unit, compared to net income of $137.1 million, or $2.11 per Common Unit, for the second quarter of fiscal 2025. Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA, as defined and reconciled below) for the second quarter of fiscal 2026 was $175.3 million, flat compared to the prior year second quarter.

In announcing these results, President and Chief Executive Officer, Michael A. Stivala said, “The fiscal 2026 second quarter presented a vastly different weather pattern across our operating footprint, with sustained colder temperatures and several winter storms across the eastern half of the United States that drove strong heat-related demand, offset by record warm temperatures in the western half. Our operating personnel were well-prepared to safely and efficiently handle the surge in demand and, despite volatility in commodity markets resulting from the conflict in the Middle East, effectively managed selling prices and expenses. I am so proud of how our teams responded to meet the needs of our customers in some challenging conditions, while also maintaining their focus on our customer base growth and retention initiatives to expand our customer base. Adjusted EBITDA for the second quarter was essentially unchanged compared to the prior year and, for the first half of the fiscal year, increased $8.4 million, or 3.4%, compared to the comparable prior year period.”

Mr. Stivala continued, “In our renewable natural gas (“RNG”) operations, with the capital investments and process improvements implemented since acquiring the Stanfield, Arizona facility, we are continuing to stabilize production and grow RNG injection. Average daily D3 RNG injection for the second quarter of fiscal 2026 improved compared to the prior sequential quarter and the prior year second quarter due to an increase in facility uptime. Additionally, with the completion of our new anaerobic digester facility in Upstate New York and gas upgrading system in Columbus, Ohio, both of which are on schedule to be completed during the second half of this fiscal year, we expect to add approximately 200,000 MMBtu per annum to our RNG platform. During the second quarter, we also recognized a benefit of $3.5 million from the recognition of production tax credits (“PTCs”), pursuant to the release of draft regulations from the United States Treasury, related to D3 RNG injections at our Stanfield facility for the period from January 2025 through March 2026. As D3 production at our Upstate New York facility comes online, we expect to be eligible to earn PTCs for RNG injected from that facility.”

Concluding his remarks, Mr. Stivala commented, “With another quarter of strong operating performance, and our capital projects in the RNG platform winding down, we utilized excess cash flows generated during the second quarter to reduce total debt by more than $64.0 million. We continue to take a disciplined approach to the way we allocate capital in the execution of our long-term strategic growth plan – fostering the growth of our core propane business, investing in the future of renewable energy, while preserving balance sheet strength and flexibility.”

Retail propane gallons sold in the second quarter of fiscal 2026 of 161.6 million gallons were flat compared to the prior year second quarter, as the impact of cooler temperatures across much of the eastern half of the United States on heat-related demand and contributions from the Partnership’s recent acquisitions, were offset by considerably warmer temperatures in the West. Average temperatures (as measured by the number of heating degree days reported by the National Oceanic and

Atmospheric Administration) across all the Partnership’s service territories during the second quarter of fiscal 2026 were 6% warmer than normal and 1% warmer than the prior year second quarter. Notably, average temperatures in the East were 2% warmer than normal and 3% colder than the prior year, whereas average temperatures in the West were 22% warmer than normal and 17% warmer than the prior year.

Average propane prices (basis Mont Belvieu, Texas) for the second quarter of fiscal 2026 decreased 23.1% compared to the prior year second quarter. Total gross margin of $343.7 million for the second quarter of fiscal 2026 decreased $1.6 million, or 0.5%, compared to the prior year second quarter. Gross margin for the second quarter of fiscal 2026 included a $1.4 million unrealized loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $0.7 million unrealized gain in the prior year second quarter. These non-cash adjustments, which were reported in cost of products sold, were excluded from Adjusted EBITDA for both periods. Excluding the impact of the mark-to-market adjustments, total gross margin increased $0.5 million compared to the prior year second quarter, primarily due to an increase in propane unit margins of $0.03 per gallon, or 1.7%.

Combined operating and general and administrative expenses of $169.5 million for the second quarter of fiscal 2026 were flat compared to the prior year second quarter, as higher payroll and benefit-related expenses, higher fuel and other vehicle costs, and an increase in accruals for self-insurance matters, were offset by a benefit of $3.5 million from the recognition of PTCs and an insurance recovery related to the partial settlement of certain claims associated with the Partnership’s acquisition of RNG production assets in December 2022.

During the second quarter of fiscal 2026, the Partnership utilized cash flows from operating activities to repay $64.3 million in borrowings under its revolving credit facility. The Consolidated Leverage Ratio, as defined in the Partnership’s credit agreement, for the twelve-month period ended March 28, 2026 improved to 4.34x.

As previously announced on April 23, 2026, the Partnership’s Board of Supervisors declared a quarterly distribution of $0.325 per Common Unit for the three months ended March 28, 2026. On an annualized basis, this distribution rate equates to $1.30 per Common Unit. The distribution is payable on May 12, 2026 to Common Unitholders of record as of May 5, 2026.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (“Suburban Propane”) is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable propane, renewable natural gas, fuel oil and related products and services, as well as a marketer of natural gas and electricity and producer of and investor in low carbon fuel alternatives, servicing the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 750 locations across 42 states.

Suburban Propane is supported by three core pillars: (1) Suburban Commitment to Excellence – showcasing Suburban Propane’s almost 100-year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores Suburban Propane’s commitment to excellence in customer service; (2) SuburbanCares – highlighting continued dedication to giving back to local communities across Suburban Propane’s national footprint; and (3) Go Green with Suburban Propane – promoting propane and renewable propane as versatile, low-carbon energy solutions and investing in the next generation of innovative, renewable energy alternatives.

For additional information on Suburban Propane, please visit www.suburbanpropane.com.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•
The impact of weather conditions on the demand for propane, renewable propane, fuel oil and other refined fuels, natural gas, renewable natural gas (“RNG”) and electricity;

•
The impact of climate change and potential climate change legislation on the Partnership and demand for propane, renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity;
•
Volatility in the unit cost of propane, renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;
•
The ability of the Partnership to compete with other suppliers of propane, renewable propane, fuel oil, RNG and other energy sources;
•
The impact on the price and supply of propane, renewable propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, including hostilities in the Middle East, Russian military action in Ukraine, global terrorism and other general economic conditions, including the economic instability resulting from natural disasters;
•
Economic volatility and downturns, including as a result of tariffs, trade conflict and related uncertainty;
•
The ability of the Partnership to acquire and maintain sufficient volumes of, and the costs to the Partnership of acquiring, reliably transporting and storing, propane, renewable propane, fuel oil and other refined fuels;
•
The ability of the Partnership to attract and retain employees and key personnel to support the growth of our business;
•
The ability of the Partnership to retain customers or acquire new customers;
•
The impact of customer conservation, energy efficiency, general economic conditions and technology advances on the demand for propane, renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity;
•
The ability of management to continue to control expenses and manage inflationary increases in fuel, labor and other operating costs;
•
Risks related to the Partnership’s renewable fuel projects and investments, including the willingness of customers to purchase fuels generated by the projects, the permitting, financing, construction, development and operation of supporting facilities, the Partnership’s ability to generate a sufficient return on its renewable fuel projects, the Partnership’s dependence on third-party partners to help manage and operate renewable fuel investment projects, and increased regulation and dependence on government funding for commercial viability of renewable fuel investment projects;
•
The generation and monetization of environmental attributes produced by the Partnership’s renewable fuel projects, changes to legislation or regulations concerning the generation and monetization of environmental attributes and pricing volatility in the open markets where environmental attributes are traded;
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The impact of changes in applicable laws and government regulations, or their interpretations, including those relating to the environment and climate change, permitting, human health and safety, derivative instruments, the sale or marketing of propane and renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity, including the impact of recently adopted and proposed changes to New York law and changed regulatory priorities, and other regulatory developments that could impose costs and liabilities on the Partnership’s business;
•
The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
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The impact of legal risks and proceedings on the Partnership’s business;
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The impact of operating hazards that could adversely affect the Partnership’s reputation and its operating results to the extent not covered by insurance;
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The Partnership’s ability to make strategic acquisitions, successfully integrate them and realize the expected benefits of those acquisitions;
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The ability of the Partnership and any third-party service providers on which it may rely for support or services to continue to combat cybersecurity threats to their respective and shared networks and information technology;
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Risks relating to the Partnership’s plans to diversify its business;

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Risks related to the Partnership’s current and future debt obligations that may limit its ability to make distributions to Unitholders, as well as its financial flexibility;
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The impact of current conditions in the global capital, credit and environmental attribute markets, and general economic pressures; and
•
Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s most recent Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 27, 2025 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Six Months Ended March 28, 2026 and March 29, 2025

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025
Revenues
Propane	$491,142	$525,256	$817,532	$855,539
Fuel oil and refined fuels	32,354	33,364	50,521	51,025
Natural gas and electricity	8,778	9,025	14,677	15,078
All other	18,932	20,018	38,862	39,350
	551,206	587,663	921,592	960,992

Costs and expenses
Cost of products sold	207,500	242,362	338,339	389,524
Operating	139,500	139,377	266,659	262,530
General and administrative	30,044	29,911	57,917	56,764
Depreciation and amortization	16,251	17,600	33,115	34,699
	393,295	429,250	696,030	743,517

Operating income	157,911	158,413	225,562	217,475

Loss on debt extinguishment	—	—	1,183	—
Interest expense, net	19,694	20,567	39,450	40,179
Other, net	555	729	1,256	20,196

Income before provision for (benefit from) income taxes	137,662	137,117	183,673	157,100
Provision for (benefit from) income taxes	120	(4)	351	559

Net income	$137,542	$137,121	$183,322	$156,541

Net income per Common Unit - basic	$66,565	$64,876	$66,416	$64,711
Weighted average number of Common Units outstanding - basic	2.07	2.11	2.76	2.42

Net income per Common Unit - diluted	$66,904	$65,262	$66,712	$65,034
Weighted average number of Common Units outstanding - diluted	2.06	2.10	2.75	2.41

Supplemental Information:
EBITDA (a)	$173,607	$175,284	$256,238	$231,978
Adjusted EBITDA (a)	$175,340	$175,044	$258,745	$250,345
Retail gallons sold:
Propane	161,593	162,027	271,758	267,766
Refined fuels	7,469	7,760	12,006	12,127
Capital expenditures:
Maintenance	$7,203	$8,041	$13,316	$12,659
Growth	$17,527	$11,268	$31,219	$30,493

(more)

(a) EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025
Net income	$137,542	$137,121	$183,322	$156,541
Add:
Provision for (benefit from) income taxes	120	(4)	351	559
Interest expense, net	19,694	20,567	39,450	40,179
Depreciation and amortization	16,251	17,600	33,115	34,699
EBITDA	173,607	175,284	256,238	231,978
Loss on debt extinguishment	—	—	1,183	—
Equity in losses and impairment charges for investments in unconsolidated affiliates	375	504	896	22,745
Unrealized non-cash losses (gains) on changes in fair value of derivatives	1,358	(744)	428	(4,378)
Adjusted EBITDA	$175,340	$175,044	$258,745	$250,345

We also reference gross margins, computed as revenues less cost of products sold as those amounts are reported on the consolidated financial statements. Our management uses gross margin as a supplemental measure of operating performance and we are including it as we believe that it provides our investors and industry analysts with additional information that we determined is useful to evaluate our operating results. As cost of products sold does not include depreciation and amortization expense, the gross margin we reference is considered a non-GAAP financial measure.

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the SEC. Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.